IMPORTANT NOTICE

Your clients who own shares of Oppenheimer Investment Grade Bond Fund will soon be asked to approve several important proposals for the Fund. The attached letter outlining the potential benefits of these proposed changes is going to all Oppenheimer Investment Grade Bond Fund shareholders.

After analyzing the turbulent market conditions of 1994, the Fund's investment adviser, Oppenheimer Management Corporation, believes that it is critical to broaden the Fund's investment flexibility to be able to address all market conditions. Many investment grade bond funds have the ability to invest up to 35% of their assets in non-investment grade securities. As demonstrated in 1994, the ability to diversify investments across credit quality categories can help protect against short-term volatility and expand the ability to seek long-term investment returns.

Therefore, the Fund's adviser recommends, and the Board of Trustees has approved, allowing the Fund to invest up to 35% of its net assets in lower grade debt securities.

In addition, Oppenheimer Management Corporation is requesting approval of a new investment advisory agreement. This agreement would include management fee rates that are comparable to those of other general bond funds in the OppenheimerFunds family. Class B shareholders will also be asked to approve a new 12b-1 Distribution and Service Plan, as described in the shareholder letter.

If these changes are approved, the name of the Fund will be changed to Oppenheimer Bond Fund, effective with the Prospectus dated July 11, 1995. Also, the Fund will be moved to Lipper's General Bond Fund category; it is currently in the Intermediate Investment Grade Bond Fund category.

Proxy statements will be mailed in late May. We urge you to encourage your clients to vote in favor of these proposed changes, and to return their proxy ballots as soon as possible.

If you have any questions or would like copies of the proxy statements, please contact your Regional Sales Representative at 1-800-225-2750. Financial Institutions please call 1-800-225-2770.
Brokerage  Firms in New York, New Jersey, and Delaware, please call 1-
800-848-3487.



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For broker/dealer information only.  This material has been prepared by
Oppenheimer Funds Distributor, Inc. For dealer information only.
Oppenheimer Funds are distributed by Oppenheimer Funds Distributor, Inc., Two World Trade Center, New York, NY 10048-0203.